Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated May 1, 2014 (except Note 17, as to which the date is June 9, 2014), with respect to the consolidated financial statements of The Michaels Companies, Inc. included in Amendment No. 1 of Registration Statement (Form S-1 No. 333-201444) and related Prospectus of The Michaels Companies, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Dallas, TX
January 22, 2015